Exhibit 99.1

Syndax Expands Pipeline With Exclusive Worldwide License Agreement for UCB’s Colony Stimulating Factor 1 Receptor (CSF-1R) Antibody Program

IND-ready immuno-oncology agent has best in class potential

WALTHAM, Mass., July 06, 2016 (GLOBE NEWSWIRE) – Syndax Pharmaceuticals, Inc. (Nasdaq:SNDX), a clinical stage biopharmaceutical company focused on developing entinostat in multiple cancer indications, today announced that it has entered into an exclusive worldwide license agreement with UCB for UCB6352, an IND-ready anti-CSF-1R monoclonal antibody, which is expected to begin clinical trials in 2016.

“Syndax is executing on its strategy to leverage our experienced leadership team and strong financial position with the licensing of a uniquely strategic asset, which we believe has the potential to be used across a wide variety of cancer indications in combination with other oncology agents, including checkpoint inhibitors and entinostat,” said Briggs Morrison, M.D., Chief Executive Officer of Syndax. “The expansion of our pipeline is a substantial milestone towards our mission of helping people with cancer live longer and better than ever before, and has the potential to create multiple value enhancement opportunities for our Company.”

“We believe CSF-1R antibodies may be complementary to immuno-oncology agents by selectively down regulating tumor promoting macrophages,” said Dr. Michael L. Meyers, Chief Medical Officer of Syndax. “While entinostat inhibits regulatory T cells and myleoid-derived suppressor cells, UCB6352 down regulates tumor promoting macrophages, thereby diversifying our approach to reversing immunosuppression in the tumor microenvironment. We believe there is significant opportunity for rapid and creative development of UCB6352 to treat a variety of indications.”

“The CSF1R program is further evidence of UCB’s scientific expertise in monoclonal antibodies, aiming to provide disease modifying compounds for people living with severe diseases” said Ismail Kola, Executive Vice President and Chief Scientific Officer, UCB. “This novel program has promise for various oncology indications, and our aim was to find the best possible partner to further develop CSF1R’s full potential. With their deep understanding of cancer disease mechanisms and clinical development expertise in oncology, we are excited to partner with Syndax.”

Syndax will make a one-time upfront payment and will be responsible for development, manufacturing and global commercialization. UCB will receive milestones and tiered royalties on net sales. Syndax believes that its cash, cash equivalents and marketable securities are sufficient to fund payment obligations related to this license agreement as well as its development efforts into mid-2018, which will encompass key clinical milestones for entinostat.

About UCB6352

UCB6352 is a high affinity antibody targeting the colony stimulating factor 1 receptor (CSF-1R) with preclinical evidence of anti-tumor and anti-metastatic efficacy. CSF-1R is expressed on monocytes and macrophages and activated through its ligands, IL-34 and CSF-1. UCB6352 inhibition of CSF-1R signaling results in an enhanced preclinical anti-tumor immune response through the reduction in the number and activation status of immunosuppressive tumor promoting macrophages. UCB6352 is being developed under an exclusive worldwide license from UCB.

About Syndax Pharmaceuticals, Inc.

Syndax is a clinical stage biopharmaceutical company developing entinostat as a combination therapy in multiple cancer indications. Entinostat, which was granted Breakthrough Therapy designation by the U.S. Food and Drug Administration following positive results from our Phase 2b clinical trial, ENCORE 301, is currently being evaluated in a Phase 3 clinical trial for advanced hormone receptor positive breast cancer. Concurrently, Syndax is developing entinostat with a focus on tumors that have shown sensitivity to immunotherapy, including lung cancer, melanoma, ovarian cancer and triple-negative breast cancer (TNBC). Entinostat is an oral, small molecule drug candidate that has direct effects on both cancer cells and immune regulatory cells, potentially enhancing the body’s immune response to tumors. Entinostat is being evaluated as a combination therapeutic in Phase 1b/2 clinical trials with Merck & Co., Inc. for non-small cell lung cancer and melanoma, with Genentech, Inc. for TNBC, and with Pfizer Inc. and Merck KGaA, Darmstadt, Germany for ovarian cancer. For more information on Syndax, please visit www.syndax.com.

Syndax’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, the potential use of UCB6352 to treat various cancer indications, the timing of the clinical development of UCB6352 and the amount of cash, cash equivalents and marketable securities needed to fund payment obligations and development efforts into 2018 and Syndax’s potential payment of upfront and milestone payments and royalties. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Syndax’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Investor and Media Contacts

Barbara Ryan

bryan@syndax.com

(646) 690-7639